1-3 Bury Street, Guildford, Surrey GU2 4AW, UK Tel: +44 (0) 1483 543 543 Fax: +44 (0) 1483 543 540

Statement of Particulars Of Employment

(under Section 1 Employment Rights Act 1996)

From: Octavian International Ltd, Bury House, 1-3 Bury Street, Guildford, Surrey GU2 4AW, UK (hereinafter called 'The Company').

To:	Peter Brenninmeijer 11 Pewley Heights, Semaphore Road Guildford, Surrey GU1 3PS ( the employee)

1.0	Introduction

•
If you are an existing employee, these particulars of employment and The Company's Employee Handbook annul any previous agreement whether verbal or written given to you at any time. If you are a new employee, in accepting your appointment it shall be deemed that you have accepted all the terms and conditions set out in these particulars of employment and in The Company's Employee Handbook. The Company reserves the right to amend its statement of particulars of employment and Employee Handbook from time to time to meet the needs of the business or legislation giving you reasonable notice in writing.

•	Your employment commenced on the 1st April 2008 and no employment with a previous employer counts as part of a period of continuous employment.
•	There are no Collective Agreements applicable to your employment.
•
The first three months of your employment will be a probationary period. During this period your performance and conduct will be monitored. At the end of the probationary period your performance will be reviewed and if found satisfactory your appointment will be confirmed.

2.0	Benefits

•	Notebook: The Company will provide you with a portable PC to enable your work. This machine will remain company property. You will be responsible for taking care of this machine.
•	Mobile Phone: The Company will provide a mobile phone for your use in the completion of your daily duties. You will be responsible for taking care of this phone.

3.0	Bonus

You will be entitled to a discretionary corporate annual bonus which will be based on overall company performance as well as individual performance which will be discussed in an annual review.

4.0	Breaks

As you are working full time you are entitled to one hour lunch without pay to be taken between 12.30 p.m. and 2.30 p.m.

5.0	Change of circumstances

You are bound to notify The Company, at the earliest possible date, of any change of circumstances and/or personal information that can have influence on your employment or the business of The Company.

6.0	Confidentiality and Secrecy

•
You shall not, except as required by your duties, knowingly divulge or disclose to any unauthorised person(s)(person shall include firm or company) or make use of, for your own, or any other person’s benefit, either during or after your employment with The Company any of the trade secrets or matters of confidential nature, including, for example, financial details of the company’s performance, associated management/financial accounts, research and development activities, details of contract prices/terms and customers/clients details which may come to your knowledge during your employment under this Agreement. This restriction shall apply both during and within twelve (12) months after the termination of this Agreement but will cease to apply to information which may come into the public domain otherwise than by a breach of your obligations hereunder.

Octavian International Limited. Company No. 04185988. Registered in England. VAT No. GB 915 7674 00
Registered Office: 51, Eastcheap, London EC3M 1JP, United Kingdom.
www.octavianinternational.com
info@octavianinternational.com

Octavian International Limited is part of PacificNet Inc (NASDAQ/PACT).

1-3 Bury Street, Guildford, Surrey GU2 4AW, UK Tel: +44 (0) 1483 543 543 Fax: +44 (0) 1483 543 540

•	Intellectual property rights.
You must specifically acknowledge that all intellectual property and technological matters present at the commencement and developed during your tenure of Employment remain the property of The Company.
•
Upon termination of this Agreement you shall immediately return any correspondence and other documents, specifications, papers(in electronic or paper form) and property belonging to The Company or any other associated Company which may have been prepared by you or have come into your possession or control in the course of your employment and shall not retain any copies.

7.0	Disciplinary rules

A Disciplinary manual is part of The Company’s Employee Handbook and the detailed policy is contained within the Human Resources policy manual which you can find with the HR department. If you are dissatisfied with any disciplinary decision relating to you, you can apply to Peter Moffitt.

8.0	Employee handbook

All employees must abide by the currently operative Employee handbook. The company reserves the right to revise or change work rules in the Employee Handbook from time to time in accordance with the needs of the business and legislation. For the avoidance of doubt it is recorded that the Employee handbook (as amended from time to time) shall govern your employment except in so far as it is inconsistent with your Particulars of Employment.

9.0	Expenses provisions

The Company will pay to you all reasonable travelling, hotel and other expenses properly incurred by you in connection with the Employment on production of the receipts or vouchers relating to such expenses.

10.0	Grievance

A Grievance manual is part of The Company’s Employee Handbook and the detailed policy with the manner in which any such application should be made is contained within the Human Resources policy manual which you can find with the HR department. If you wish to seek redress of any grievance relating to your employment apply to Peter Moffitt.

11.0	Health and Safety

The Company will maintain a Health and Safety Policy statement which will be reviewed annually or when circumstances change. You will be made aware of the contents of this policy upon taking up employment. By law The Company must consult employees on health and safety matters, why you must take reasonable care of your own health and safety and report all health and safety concerns to your manager.

12.0	Holiday Entitlement

•
The Company’s holiday year runs from 1 January to 31 December. If you work full time you will be entitled to 25 days paid holidays pro rated. If your employment commenced or terminates part way through the holiday year, your entitlement to holidays during that year will be proportional to your service during the holiday year.

•
No payment will be made for holidays not taken during the year, other than payment for accrued holidays on termination of employment, which is calculated by reference to the normal 233 working days in the year. In addition, you are entitled to eight Public and Bank holidays with pay.

Octavian International Limited. Company No. 04185988. Registered in England. VAT No. GB 915 7674 00
Registered Office: 51, Eastcheap, London EC3M 1JP, United Kingdom.
www.octavianinternational.com
info@octavianinternational.com

Octavian International Limited is part of PacificNet Inc (NASDAQ/PACT).

1-3 Bury Street, Guildford, Surrey GU2 4AW, UK Tel: +44 (0) 1483 543 543 Fax: +44 (0) 1483 543 540

•	No holiday entitlement shall be carried forward from one year to another unless with prior agreement of the company and at the discretion of The Company. (Five days maximum)
•
Holidays must be taken at times convenient to the Company and you must give notice of your intention to take a holiday by completing a holiday request form, obtainable from the HR department, and forwarded to your line manager for signature.

•	Deductions from your final salary due to you on termination of employment will be made in respect of any holidays taken in excess of entitlement.

13.0	Hours of Work

Your hours of work will be based on regular workdays (8.30 am to 5.30 pm Monday to Friday), with an hour for lunch. [It is however expected, as this is a Manager position, that from time to time, extensive travelling and overtime will be required].

14.0	Job title and brief Job Description

Your position is as Group Financial Director to be responsible for, among other things,

•	Responsible for the financial administration of the company
•	Responsible for a proper audit at the end of each year
•	Responsible that all statutory requirements are met
•	Managing the financial department
•	Responsible for a proper consolidation and monthly reporting of all international offices
•	Improve the Management information
•	Set up a monthly reporting of the financial numbers
•	Set up a proper monthly cash flow report
•	Set up a proper forecast system
•	Set up a good budget system.
•	Implement a new financial administration system

15.0	Notice Period

The length of notice, which you are obliged to give and entitled to receive to terminate your contract of employment, is one month and must be in writing.

16.0	Performance

•
During the continuance of your appointment you will perform all such reasonable duties and exercise all such powers consistent with the office to which you are appointed as may from time to time be reasonably assigned to or vested in you by The Company.

•
You will, unless prevented by ill health, devote your whole time and attention during such hours as may reasonably be required of you, to your duties and to the business of The Company and shall faithfully and diligently serve The Company and use your utmost endeavours to promote the interest of The Company.

•	You shall comply with all lawful instructions.

17.0	Place of work

Your position will be held at the office of Octavian International Ltd 1-3 Bury Street, Guildford, Surrey GU2 4AW, United Kingdom.

18.0	Remuneration

Your gross salary will be pro rata GBP 150,000 pounds per annum, paid monthly on the last day of the month in arrears directly into your bank account.

Octavian International Limited. Company No. 04185988. Registered in England. VAT No. GB 915 7674 00
Registered Office: 51, Eastcheap, London EC3M 1JP, United Kingdom.
www.octavianinternational.com
info@octavianinternational.com

Octavian International Limited is part of PacificNet Inc (NASDAQ/PACT).

1-3 Bury Street, Guildford, Surrey GU2 4AW, UK Tel: +44 (0) 1483 543 543 Fax: +44 (0) 1483 543 540

19.0	Report to
Your will report to Mr Peter Moffit, President.

20.0	Restriction on competition by the employee

•
You shall not, without the written consent of The Company, during the continuance of this Agreement be engaged or interested either directly or indirectly in any capacity in any trade business or occupation other than the business of The Company, either free of charge or for a fee, during the period of employment and within two years after the termination of this Statement of Particulars of Employment.

•
You are in particular prohibited to seek contact or maintain contact with business relations of The Company on the basis of a new employment during the above period of two years. In this context ‘relations’ shall also include companies that have become a business relation of The Company after the termination of employment with The Company.

•
This provision will prohibit the holding whether directly or through nominees of investments dealt in on a recognised Stock Exchange save for investments in a Company any part of whose business is in direct or indirect competition with any part of the business carried on by The Company. You shall disclose any such holding to the Management and if required by the Management you shall dispose of such holding within four weeks of such requirement.

21.0	Sickness Absence

•
If you are absent from work on account of sickness or injury, you or someone on your behalf should inform The Company of the reason for your absence as soon as possible but no later than at 10.00 am on the working day on which absence first occurs.

•
In respect of absence lasting seven or fewer calendar days, you need not produce a medical certificate unless you are specifically requested to do so. You must, however, complete the Company's self-certification form immediately you return to work after such absence.

•
In respect of absence lasting more than seven calendar days, you must on the eight calendar day of absence provide a medical certificate stating the reason for absence and thereafter provide a like certificate each week to cover any subsequent period of absence.

•	The Company reserves the right to ask you at any stage of absence to produce a medical certificate and/or to undergo a medical examination.

22.0	Travel Insurance

Whilst traveling for business purposes, you will be fully covered by the group travel insurance arrangements. If you need to use your own car for business purposes, ensure that your car is insured for business use. If so you can claim a mileage rate of 40p a mile.

I, the employee named above, acknowledge that I have received a statement of the particulars of my employment (of which this is a duplicate copy) as required by section 1 of the Employments Rights Act 1996, and confirm my agreement that this statement, together with the Employee handbook and letter form the company offering me employment, constitute my contract of employment with The Octavian International Ltd. I fully understand and accept Octavian International Ltd Particulars of Employment, and individual terms stated herein, by signing and dating both copies where indicated and returning one copy to a Manager.

Signed	/s/ Peter Brenninkmeijer (Employee)	Signed	/s/ Harmen Brenninkmeijer (Manager)
Name in print	Peter Brenninkmeijer	Name in print	Harmen Brenninkmeijer
Date	March 15, 2008	Date	March 15, 2008

Octavian International Limited. Company No. 04185988. Registered in England. VAT No. GB 915 7674 00
Registered Office: 51, Eastcheap, London EC3M 1JP, United Kingdom.
www.octavianinternational.com
info@octavianinternational.com

Octavian International Limited is part of PacificNet Inc (NASDAQ/PACT).